Exhibit 10.2

PLANET PAYMENT
670 Long Beach Boulevard
Long Beach, NY 11561

February 9,  2015

Via Electronic Mail

Philip Beck

Re: Amendment to Separation Agreement,  Long-Term Incentive Restricted Stock Agreement and Certain other Restricted Stock Agreements

Dear Philip:

This letter (the “Amendment”)  between you and Planet Payment, Inc. (the “Company”)  (collectively, the “parties”), serves to amend (i) that certain letter agreement regarding  terms of separation, dated as of February 19, 2014, between the parties (the “Separation Agreement”),  (ii) the Long-Term Incentive Restricted Stock Agreement, dated as of July 26, 2011, between the parties (the “Restricted Stock Agreement”), (iii) the August 2014 Grant (as defined below) and (iv) the March 2014 Grant (as defined below); and to further confirm the termination and conclusion of all of your services to the Company as a board member.

1. The Company shall partially accelerate the vesting of the shares of the Company’s common stock (“Common Stock”) subject to your August 15, 2014 grant of 23,166 shares of Common Stock subject to vesting restrictions (the “August 2014 Grant”), such that, as of the Effective Date (as defined below) of the Amendment, the August 2014 Grant will be vested as to 11,583 shares of Common Stock.  The remaining 11,583 shares of Common Stock shall not vest and the Company hereby agrees to repurchase such shares pursuant to the terms of Section 2.3 of the August 2014 Grant and the August 2014 Grant shall be deemed amended to effectuate the foregoing.

2. Section 5(c) of the Separation Agreement is hereby amended to remove certain restrictions on the vesting of the 150,000 shares of Common Stock that were granted to you on March 10, 2014 (the “March 2014 Grant”).  As a result, Section 5(c) of the Separation Agreement is superseded and replaced in its entirety by the following new Section 5(c):

5(c)New Restricted Stock Grant:  As you know, the Company is currently in a close period and is therefore unable to enter into any dealing with you regarding its securities. However, it is the Board’s non-binding intention to, subject to compliance with applicable laws and regulations, grant you 150,000 shares (the “Shares”) of the Company’s common stock (“Common Stock”) under the Company’s 2012 Equity incentive Plan (the “2012 Plan”) at a purchase price per share of $0.01 for a total purchase price of $1,000 (such amount to be offset

Philip Beck

against the Initial Payment), which shall vest in full if on or before May 31, 2015, the closing price of Common Stock on The NASDAQ Stock Market is equal to or greater than $6.00 per share of Common Stock (the “Per Share Target”) for 30 consecutive trading days; provided, that, upon the consummation of a Corporate Transaction (as defined in the 2012 Plan) on or before May 31, 2015, the Shares shall vest only if (1) the consideration for the Corporate Transaction paid to each share of the Common Stock is equal to or greater than the Per Share Target or (2) the Fair Market Value (as defined in the 2012 Plan) of the Common Stock immediately following such Corporate Transaction is equal to or greater than the Per Share Target.  It is the Board’s non-binding intent to authorize the issuance of the Shares once the Company is in an open period and is able to do so.

3. Section 2 of the March 2014 Grant is hereby amended to remove certain restrictions on the vesting of the 150,000 shares of Common Stock and to change the timing of the repurchase of any unvested shares.  As a result:

(a)	The second sentence of Section 2.2.1 of the March 2014 Grant is superseded and replaced in its entirety by the following sentence:

Provided and only to the extent that the applicable “Performance Goal” set forth in the schedule below (the “Performance Based Vesting Schedule”) is achieved (such date the “Performance Date”), the “Number of Unvested Shares Becoming Vested Shares” on such Performance Date shall become Vested Shares upon written certification by the Committee that the “Performance Goal” as set forth in the Performance Based Vesting Schedule has been satisfied; provided that such Performance Date occurs on or prior to the last day of the “Performance Period” specified in the Performance Based Vesting Schedule.

(b)

The words “provided Purchaser is Chairman of the Board of Directors of the Company on such 30th day” are hereby removed from the Performance Based Vesting Schedule set forth in Section 2.2.1 of the March 2014 Grant.

(c)	The first sentence of Section 2.2.2 of the March 2014 Grant is hereby deleted.
(d)	The first sentence of Section 2.3 of the March 2014 Grant is superseded and replaced in its entirety by the following sentence:

At any time within ninety (90) days after May 31, 2015, the Company, or its assignee, shall repurchase any or all the Purchaser’s Unvested Shares by giving Purchaser written notice of exercise of the Repurchase Option, specifying the number of Unvested Shares to be repurchased.

4. Section 3.2.1 of the Restricted Stock Agreement is amended to, among other

Philip Beck

things, remove certain restrictions on the vesting of the shares of Common Stock subject to the Restricted Stock Agreement.  As a result, Section 3.2.1 of the Restricted Stock Agreement is superseded and replaced in its entirety by the following new Section 3.2.1:

3.2.1 Vesting of Shares.   Provided and only to the extent that the applicable “Performance Goals” set forth in the schedule below (the “Performance Based Vesting Schedule”) are achieved by the date specified in such schedule (the “Performance Date”), the “Number of Unvested Shares Becoming Vested Shares” on such Performance Date shall become Vested Shares upon the written certification by the Committee that the corresponding “Performance Goals” as set forth in the Performance Based Vesting Schedule have been satisfied; provided that such Performance Date occurs on or prior to the last day of the applicable “Performance Period” specified in the Performance Based Vesting Schedule.  The Committee shall make all such determinations with respect to the achievement and timing of the Performance Goal within the applicable Performance Period.  Any Unvested Shares that do not become Vested Shares within the applicable Performance Period shall not vest and the Company shall repurchase such Unvested Shares pursuant to Section 3.3 of the Restricted Stock Agreement as if your Termination Date occurred on the date of the written certification set forth in the preceding sentence.

5. The Company further agrees to delete the first sentence of Section 3.2.3 of the Restricted Stock Agreement to remove certain restrictions on the vesting of the shares subject to the Restricted Stock Agreement.  As a result, the first sentence of Section 3.2.3 of the Restricted Stock Agreement is hereby deleted in its entirety.

In addition the words “Corporate Transaction (as defined in the Plan)” in the first sentence of Section 3.2.3(b) of the Restricted Stock Agreement are superseded and replaced in their entirety with the words “”Corporate Transaction (as defined in the Company’s 2012 Equity Incentive Plan)”.

Furthermore, the last sentence of Section 3.2.3(b) of the Restricted Stock Agreement is superseded and replaced in its entirety with the following sentence:

Any Unvested Shares that do not become Vested Shares upon the Corporate Transaction shall be forfeited and repurchased pursuant to Section 3.3 as if your Termination Date occurred on the date of the consummation of the Corporate Transaction.

6. Section 5 of the Restricted Stock Agreement entitled “Market Standoff Agreement” is hereby deleted in its entirety and replace with the word “[Reserved]”.
7. As of the Effective Date, any and all consulting arrangements you have with the Company, including the Consultancy (as defined in the Separation Agreement), are hereby terminated.
8. Notwithstanding anything to the contrary in the Restricted Stock Agreement and with respect to your prior termination by the Company and the cessation of all services provided

Philip Beck

by you to the Company as of the Effective Date, for the avoidance of doubt it intended that you shall be entitled to the vesting of Unvested Stock (as defined in the Restricted Stock Agreement) still outstanding on the Effective Date upon the achievement of the Performance Goals as defined and set forth in Section 3.2.1, as such section is amended by this Amendment, and upon the consummation of the Corporate Transaction as defined and set forth in Section 3.2.3(b), as such section is amended by this Amendment, as applicable.  Assuming that the Company has not met and will not meet the first Performance Goal listed in the table in Section 3.2.2 of the Restricted Stock Agreement, an aggregate of 396,500 shares of Unvested Stock (as defined in the Restricted Stock Agreement) are outstanding as of the Effective Date.

9. In exchange for the vesting acceleration and other benefits set forth above,  you agree to execute the resignation letter attached hereto as Exhibit A concurrent with your execution of the Amendment, and to promptly deliver a signed version of Exhibit A to me.

10. All other provisions of the Separation Agreement, the Restricted Stock Agreement, the March 2014 Grant and the August 2014 Grant shall remain in effect to the extent not inconsistent with this Amendment.

11. This Amendment shall be effective as of the date that it is executed by both parties (the “Effective Date”).

Sincerely,

Planet Payment, Inc.

By:	/s/ Carl J. Williams
Carl J. Williams
Chief Executive Officer

READ, UNDERSTOOD AND AGREED

By:	/s/ Philip Beck	Date: February 9, 2015
Philip Beck

Philip Beck

EXHIBIT A

Philip Beck

BOARD RESIGNATION LETTER

February 9, 2015

VIA EMAIL (skim@camdenpartners.com, cjw@planetpayment.com)

Board of Directors

Planet Payment, Inc.

670 Long Beach Boulevard

Long Beach, New York 11561

Dear Members of the Board:

I hereby resign as a Class III director and as Chairman of the Board of Directors of Planet Payment, Inc. with immediate effect.

Sincerely,

/s/ Philip Beck

Philip Beck